September 9, 2025

Dear Silver Star Shareholders

While we realize you have been inundated with information about your holdings in Silver Star REIT over the last months, our records reflect that you have not voted, you need to do so soon prior to the October 6, 2025 shareholders meeting. Our goal is to help you vote FOR your wallet based on truth. Below is a summary of the plan being executed to deliver a brighter, growth-focused future with Silver Star REIT. You can read more about challenges and hits your company has taken but survived in the hostile proxy fight on our website: https://silverstarreit.com/reit-news/

A vote for the WHITE proxy card supports this growth-oriented plan and offers a clear alternative to forced liquidation, which could lead to a total loss of shareholder value. You have time to change your vote to in favor of the WHITE proxy card. If you already voted for the Silver Star slate, disregard.

Silver Star REIT is executing a strong turnaround strategy under the leadership of CEO Gerald Haddock and his experienced team, focused on unlocking long-term shareholder value through disciplined growth in resilient self-storage assets. The company has achieved significant operational momentum with notable occupancy gains, especially in high-growth markets such as McKinney, Texas, and Delray Beach, Florida.

A key milestone was the refinancing deal that will save approximately $6 million annually, providing essential financial flexibility to fuel expansion and growth. Silver Star’s focus on well-located, newer-generation self-storage facilities in underserved Sunbelt markets positions it to benefit from favorable supply-demand dynamics and a constrained development pipeline.

The company’s proactive shift to internal management of self-storage properties has already driven operational improvements and stronger community engagement, reflected in rising occupancy and improved net operating income across the portfolio.

Silver Star’s strategic plan includes expanding its footprint, optimizing tenant relationships, and developing properties to enhance returns—all supported by a potential $50 million preferred equity capital raise. Industry experts affirm self-storage as a top-performing, stable asset class with attractive fundamentals, making this strategic pivot a promising path forward.

Silver Star has the plan, the people, and the properties to succeed. Please vote early and support the WHITE proxy card for a brighter, growth-focused future with Silver Star REIT. This is the best way to protect your investment and help realize the full potential of the company. BLUE proxy cards are not counted.

For voting instructions, meeting details, and the latest shareholder updates, visit www.silverstarreit.com.

•Have your 11-digit code available

You may vote online here: https://web.viewproxy.com/silverstarreit/2025

If you would prefer to vote your proxy by phone:

•Call 1-844-202-6616 for a live person, may have to wait in the queue, available Monday through Friday 9:00 am until 10:00 pm Eastern

OR

•Call 1-866-804-9616 for an automated agent 24/7without waiting

If you’ve already voted the BLUE card, you can still change your vote. Simply vote the WHITE card today—it is the last vote that counts.

Questions? Call Alliance Advisors at 1-844-202-6616 or email SLVS@allianceadvisors.com.

On behalf of the Board and management team, thank you for your continued trust and support.

Thank you for your continued support.

Sincerely,

The Board of Directors
Silver Star Properties REIT

Media Contact:
📧 press@silverstarREIT.com
Investor Relations Contact:
Investor Relations Coordinator
📧 investorrelations@silverstarREIT.com
📞 877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.

Participants in the Solicitation

Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee and current directors, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

###

Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.